FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF
                                    XIANYANG


                (OFFICIAL DOCUMENT NUMBER 1996 78)
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RE: CHANGE OF PARTNER OF XIANYANG DAMING ELECTRONICS CO.

Xianyang Daming Electronics Co. Ltd.:


         Your reporting document (No. 1996, 088) has been reviewed. The reply is as follows:

1. It is to approve that Tomei Trading Co. Ltd. transfers all its 80% interests in the joint venture -- Xianyang Daming Electronics Co. Ltd. to Asia Electronics Holding Co. Ltd., a British Virgin Island company, who will assume all the rights and liabilities of the joint venture after the transfer.

2. The total investments and registration capital and range of operation will not change after the transfer. The term of the joint venture is 30 years from the date of Business License issuance.

3. There will be a five-people Board of Directors in Daming Electronics Co. Ltd. in which four Chinese Directors and one foreign Director. The Chairman of Board will be a person from the Chinese partner, and Vice Chairman will be a person from foreign partner.

4. All other terms of Joint Venture Contract and By-Law will remain valid as before.

FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF XIANYANG

                                     (seal)

September 6, 1996

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